Exhibit 10.80

CONFIDENTIAL SETTLEMENT AGREEMENT
AND GENERAL RELEASE

Tasker Products Corp. (named as “Tasker Capital Corporation” in that certain lawsuit brought by James Collins styled James Collins v. Tasker Capital Corporation, Docket No. FST-CV-06-5001519-S, now pending in the Connecticut Superior Court, Judicial District of Stamford), its successors and assigns (hereafter “Tasker”) and James Collins, his heirs, executors, administrators, successors, and assigns and anyone claiming by or through any of them (collectively referred to throughout this Agreement as “Collins”), agree to the following provisions of this Confidential Settlement Agreement and General Release (“Agreement and General Release”):

WHEREAS, Collins was formerly employed by Tasker; and

WHEREAS, Collins filed a certain lawsuit styled James Collins v. Tasker Capital Corporation, Docket No. FST-CV-06-5001519-S, now pending in the Connecticut Superior Court, Judicial District of Stamford, (the “Lawsuit”); and

WHEREAS, Tasker and Collins deny each and every allegation of wrongdoing asserted against one by the other and neither the making of this Agreement and General Release nor anything contained herein shall, in any way, be construed or considered to be an admission by Tasker or Collins of guilt, or of non-compliance with, or violation of, any federal, state, or local statute or law, public policy, tort law, contract law, common law, or of any other wrongdoing, unlawful conduct, liability or breach of any duty whatsoever; and

WHEREAS, Collins and Tasker (hereafter the “Parties”) desire to compromise and fully and finally resolve all claims which were or could have been made in the Lawsuit and to resolve any and all claims and disputes of whatever kind or character against Tasker and all events occurring up to and including the date this Agreement and General Release is fully executed by the Parties; and

WHEREAS, Collins has been at all relevant times represented by his attorneys,
Garrison, Levin-Epstein, Chimes & Richardson, P.C., and has determined, with full advice of counsel, to knowingly and voluntarily enter into this Agreement and General Release.

NOW THEREFORE, in consideration of the terms and conditions hereafter set forth and of good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1)             No Admission of Wrongdoing.

The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

2)             Consideration.

a) Cash.

In consideration for signing this Agreement and General Release, and complying with its terms, Tasker agrees to pay Collins Four Hundred Thousand Dollars ($400,000). This amount is comprised of the following:

•	One check in the amount of One Hundred Fifty Thousand Dollars ($150,000) less applicable withholdings and deductions, in a check payable to “James R. Collins” (the “Initial Payment”).

This Initial Payment of One Hundred Fifty Thousand ($150,000) Dollars shall be paid to Collins within four (4) days after the execution of this Agreement and General Release by both Parties hereto as the first installment of the full settlement amount of this Agreement and General Release.

•	One check in the amount of Two Hundred Fifty Thousand Dollars ($250,000) less applicable withholdings and deductions, in a check payable to “James R. Collins” (the “Second Payment”).

This Second Payment of Two Hundred Fifty Thousand Dollars ($250,000) shall be paid to Collins within ninety (90) days after the execution of this Agreement and General Release by both Parties hereto, and will constitute the final installment of the full settlement amount.

These payments are made to Collins as full and final settlement of Collins’ claims for back wages, front pay and any other damages.

Collins hereby waives his entitlement to the seven (7) day right of revocation.

b)	Stock Options.

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Tasker shall vest immediately and register 100% of the outstanding stock options exercisable for shares of Tasker Common stock held by Collins with the Securities and Exchange Commission. This consists of vesting an additional 333,333 unvested options and registering 666,667 options. All of such options shall expire ninety (90) days from the date of the execution of this Agreement and General Release by both Parties hereto.

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Tasker will reduce the “strike price” (i.e., the price that Collins would have to pay to exercise each of these options, should he choose to do so) from the current “strike price” of $1.45 per option to $0.40 per option.

3)             Indemnification.

Except in the case of willful misconduct or gross negligence, Tasker shall indemnify, defend, and hold Collins, his successors and assigns, harmless against any damages, costs, fines, penalties, liabilities, and reasonable attorneys’ fees suffered or incurred by Collins, his successors and assigns by reason of any legal action, suit or proceeding brought against Collins (other than by Tasker) including any amounts incurred or paid in settlement or any judgment of any action, suit, or proceeding brought under any statute, at common law, or otherwise, which arises under or in connection with Collins’ employment by Tasker. The obligations of Tasker under this paragraph are hereinafter collectively referred to as “Indemnity Obligations.” The Company agrees to promptly tender any payments due Collins, his successors and assigns in respect of the Indemnity Obligations; provided that Collins provides Tasker prompt written notice of such action, suit or proceeding and Tasker, at its election, be entitled to control the defense and settlement of such action, suit or proceeding, at its own expense, with counsel reasonably selected by it and Collins shall consent to any settlement approved by Tasker which does not impose any payment or continuing obligation on Collins without Collins’ prior consent.

4)	No Consideration Absent Execution of this Agreement.

Collins understands and agrees that he would not receive the monies and/or benefits specified in paragraph 2 above, except for his execution of this Agreement and General Release and the fulfillment of the promises contained herein.

5)	Mutual and Reciprocal General Releases of All Claims.

Collins knowingly and voluntarily releases and forever discharges Tasker, any parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Collins has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

"	Title VII of the Civil Rights Act of 1964;
"	Sections 1981 through 1988 of Title 42 of the United States Code;
"	The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);
"	The Immigration Reform and Control Act;
"	The Americans with Disabilities Act of 1990;
"	The Age Discrimination in Employment Act of 1967 (“ADEA”);
"	The Workers Adjustment and Retraining Notification Act;
"	The Fair Credit Reporting Act;
"	Connecticut Human Rights and Opportunities Law B Conn. Gen. Stat. ' 46a-51 et seq.;

"	Connecticut Statutory Provision Regarding Retaliation and/or Discrimination for Filing a Workers Compensation Claim B Conn. Gen. Stat. ' 31-290a;
"	Connecticut Equal Pay Laws B Conn. Gen. Stat. ' 31-58(e) et seq., ''31-75 and 31-76;
"	Connecticut Family and Medical Leave Law B Conn. Gen. Stat. ' 31-51kk et seq.;
"	Connecticut Drug testing Law B Conn. Gen. Stat. ' 31-51t et seq.;
"	Connecticut Whistleblower Law B Conn. Gen. Stat. ' 31-51m et seq.;
"	Connecticut Free Speech Law B Conn. Gen. Stat. ' 31-51q et seq.;
"	Connecticut Electronic Monitoring of Employees Law B Conn. Gen. Stat. ' 31-48d;
"	Any other federal, state or local law, rule, regulation, or ordinance;
"	Any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Tasker hereby releases Collins of and from any and all claims, known and unknown, asserted or unasserted, which Tasker has or may have against Collins as of the date of execution of this Agreement and General Release, other than Sections 3.2 and 3.5 of the Executive Employment Agreement dated as of December 1, 2004, between the Parties (the “Employment Agreement”).

In the event that Tasker defaults in payment of the Initial Payment or Second Payment under this Agreement and General Release, the above releases by Collins will be void and unenforceable. If any such default occurs, Collins, or in the event of his death or incapacity, his successors, assigns, heirs and estate, will be free to pursue the above-described Lawsuit and any other claim(s) he may have against Tasker.

Once the Second Payment of Two Hundred Fifty Thousand Dollars ($250,000) is made and the options are vested, reduced in value and registered with the Securities and Exchange Commission, Collins will promptly withdraw the Lawsuit with prejudice.

6)	Acknowledgments and Affirmations.

Collins affirms that he has not filed, caused to be filed, or presently is a party to any claim against Releasees except for the Lawsuit. Collins also affirms that with this settlement of the Lawsuit he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled. Collins affirms that he has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. Collins further affirms that he has no known unreported workplace injuries or occupational diseases. Collins also affirms that he has not divulged any proprietary or confidential information of Releasees and will continue to maintain the confidentiality of such information, and any applicable agreement(s) Collins may have with Releasees and/or with his obligations under federal, state or local law. Collins further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by Releasees, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Collins agrees that if such an administrative claim is made, Collins shall not be entitled to recover any individual monetary relief or other individual remedies.

7)	Confidentiality.

Both Collins and Tasker agree that the terms and provisions of this Agreement and General Release, including the fact of this Agreement and General Release itself and the amount of the consideration, are and shall remain confidential and that they shall not, individually or through their agents, attorneys, family members or other representatives or those acting on their behalf, in any manner notify, provide, publish, publicize, disclose, disseminate, or in any way make known to any third person organization or entity, the existence of this Agreement and General Release, its terms or conditions, or the discussions that led to the making of this Agreement and General Release, provided, however, that if asked about the status of the Lawsuit it will not be a violation of this provision to respond that the matter is “resolved.” The foregoing shall not preclude such disclosure as follows: disclosure to a spouse; children; disclosure to attorneys, accountants, insurers or others who require such information to perform professional services; disclosure within Tasker for business purposes; disclosure as may be required by law or to the Securities and Exchange Commission; and/or disclosure as may be necessary to enforce the terms of this Agreement and General Release. The Parties agree that violation of any obligation contained in this paragraph is a material breach of this Agreement and shall entitle the non-breaching party to all available remedies, including but not limited to the right to injunctive relief, an ex parte preliminary injunction and/or temporary restraining order against any person or entity who has so breached or may be intending to so breach this Confidentiality clause, and all reasonable attorneys’ fees, costs and expenses incurred in obtaining injunctive or other relief.

8.	Governing Law and Interpretation.

This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or seek any damages for breach.

Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

9.	Amendment.

This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

10.	Entire Agreement.

This Agreement and General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, including the Letter Agreement dated January 18, 2007 between the Parties and the Employment Agreement, other than Sections 3.2 and 3.5 of the Employment Agreement. Collins acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

COLLINS AGREES THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. COLLINS HAS CONSULTED WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND GENERAL RELEASE.

COLLINS WAIVES HIS RIGHT TO REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY HE SIGNS THIS AGREEMENT AND GENERAL RELEASE.

COLLINS AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

COLLINS FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

TASKER PRODUCTS CORP.

By:	/s/ Lanyy Dacus	02/16/07
	Lanyy Dacus	Date
President and CEO

	/s/ James Collins	02/16/07
	JAMES COLLINS	Date